Exhibit 77(q)

                                    Exhibits

(e)(1) Amended and Restated Schedule A, dated September 23 2005, with respect to the Amended and Restated Investment Advisory Agreement between ING Variable Products Trust and ING Investments, LLC - filed herein.

(e)(2) Amended Schedule A, dated September 23, 2005 with respect to the Sub-Adviser Agreement between ING Investments, LLC and ING Investment Management Co. - filed herein.